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SHORT-TERM
REVOLVING CREDIT AGREEMENT
among
COSTCO WHOLESALE CORPORATION
as Borrower
and
BANK OF AMERICA, N.A.
as Administrative Agent for the Lenders
and
FIRST UNION NATIONAL BANK
as Documentation Agent for the Lenders
and
UNION BANK OF CALIFORNIA
as Syndication Agent for the Lenders
and
THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO
as Lenders
Arranged By
BANC OF AMERICA SECURITIES, LLC

November 15, 2000

$250,000,000

i

ii

iii

SHORT-TERM
REVOLVING CREDIT AGREEMENT

    THIS SHORT-TERM REVOLVING CREDIT AGREEMENT ("Agreement") is made as of November 15, 2000, by and among COSTCO WHOLESALE CORPORATION, a Washington corporation (the "Borrower"), each lender from time to time a party hereto (individually a "Lender" and collectively the "Lenders"), and BANK OF AMERICA, N.A., as administrative agent for the Lenders (the "Agent").

RECITALS

A.  Borrower has requested that Lenders provide a revolving line of credit and Lenders and the Agent are willing to do so on the terms and conditions set forth herein.

B.  In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

    Section 1.01  Certain Defined Terms.  As used in this Agreement, the following terms have the following meanings:

    "Absolute Rate" means a rate of interest per annum expressed to the nearest 1/100th of one percent as set forth in a Competitive Bid Loan Offer.

    "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power (a) to vote 25% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

    "Agent" means Bank of America, N.A. and any successor administrative agent selected pursuant to Section 9.09 hereof.

    "Agent-Related Persons" means Agent (including any successor agent), together with its Affiliates (including, in the case of Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

    "Applicable Interest Period" means, (i) with respect to any Committed Loan accruing interest at a LIBOR Rate, the period commencing on the first day the Borrower elects to have such LIBOR Rate apply to such Loan and ending either (A) on a day not less than seven (7) or more than thirty (30) days thereafter; or (B) on a day one, two, three or six months thereafter, in either case as specified in the Interest Rate Notice given in respect to such Loan, and (ii) with respect to any Competitive Bid Loan accruing interest at a LIBOR Rate, the period commencing on the first day the Borrower elects to have such LIBOR Rate apply to such Loan and ending on a day one, two, three, four, five, six, seven, eight, nine, ten, eleven or twelve months thereafter provided, however:

      (i)  if any Applicable Interest Period would otherwise end on a day that is not a Business Day, such Applicable Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Applicable Interest Period into another calendar month, in which event such Applicable Interest Period shall end on the preceding Business Day;

      (ii) any Applicable Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Applicable Interest Period) shall end on the last Business Day of the calendar month at the end of such Applicable Interest Period; and

      (iii) no Applicable Interest Period for any Loan shall extend beyond the Maturity Date.

    "Applicable Interest Rate" means for each Committed Loan, the Base Rate or LIBOR Rate as designated by the Borrower in an Interest Rate Notice given with respect to such Loan (or portion thereof) or as otherwise determined pursuant to Section 2.09 (b).

    "Arranger" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

    "Bank of America" means Bank of America, N.A.

    "Base Rate" means a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The prime rate is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

    "Base Rate Loan" means a Committed Loan or portion thereof bearing interest at the Base Rate.

    "Borrower" means Costco Wholesale Corporation, a Washington corporation, and any permitted Successor or assign pursuant to Section 10.05.

    "Borrower's Credit Rating" means a level of credit determined in accordance with the standards set forth in the Pricing Schedule.

    "Business Day" means any day other than Saturday, Sunday or another day on which banks are authorized or obligated to close in San Francisco, California or New York, New York except in the context of the selection of a LIBOR Loan or the calculation of the LIBOR Rate for any Applicable Interest Period, in which event "Business Day" means any day other than Saturday or Sunday on which dealings in foreign currencies and exchange between banks may be carried on in London, England, San Francisco, California, and New York, New York.

    "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    "Commitment" has the meaning given in Section 2.01.

    "Committed Loans" has the meaning given in Section 2.01.

    "Committed Loan Notes" has the meaning giver in Section 2.12.

    "Competitive Bid Loans" means loans made pursuant to the terms of Sections 2.03 and 2.04.

    "Competitive Bid Loan Notes" has the meaning given in Section 2.12.

    "Competitive Bid Loan Offer" has the meaning given in Section 2.04(b).

    "Competitive Bid Loan Request" has the meaning given in Section 2.04(a).

    "Consolidated Net Income" means for any accounting period the net income of the Borrower and its consolidated Subsidiaries for such period, determined in accordance with generally accepted United States accounting principles consistently applied, excluding, however, (A) proceeds of any life insurance policy, (B) gain or loss arising from any write-up or write-down of capital assets or from the acquisition or retirement or sale of securities of the Borrower, (C) any restoration of any contingency reserve to income except to the extent that provision for such reserve was made out of income accrued after the close of the fiscal year of the Borrower last ended as of September 3, 2000, and (D) special credits or charges.

    "Declining Lender" has the meaning set forth in Section 2.06(b).

    "Default" means any event which but for the passage of time or the giving of notice or both would be an Event of Default.

    "Distribution" has the meaning set forth in Section 7.09.

    "Effective Date" has the meaning set forth in Section 2.06(c).

    "Eligible Assignee" has the meaning set forth in Section 10.05.

    "Environmental Laws" means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters applicable to any property.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

    "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

    "Event of Default" has the meaning set forth in Section 8.01.

    "Facilities" means this Agreement and the Extended Revolving Credit Agreement by and among the Agent, the Borrower and the lenders party thereto dated November 15, 2000.

    "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

    "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 3.01.

    "Governmental Approval" means an approval, permit, license, authorization, certificate, or consent of any Governmental Authority.

    "Governmental Authority" means the government of the United States or any State or any foreign country or any political subdivision of any thereof or any branch, department, agency, instrumentality, court, tribunal or regulatory authority which constitutes a part or exercises any sovereign power of any of the foregoing.

    "Indebtedness" means for any Person (i) all items of indebtedness or liability (except capital, surplus, deferred credits and reserves, as such) which would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date as of which indebtedness is determined, (ii) indebtedness secured by any Lien, whether or not such indebtedness shall have been assumed,

(iii) any other indebtedness or liability for borrowed money or for the deferred purchase price of property or services for which such Person is directly or contingently liable as obligor, guarantor, or otherwise, or in respect of which such Person otherwise assures a creditor against loss, and (iv) any other obligations of such Person under leases which shall have been or should be recorded as capital leases or so-called synthetic leases.

    "Indemnified Liabilities" has the meaning given in Section 10.06.

    "Indemnities" has the meaning given in Section 10.06.

    "Interest Rate Notice" has the meaning given in Section 2.09(b).

    "Laws" or "Law" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including without limitation the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, in each case whether or not having the force of law.

    "Lenders" means each lender from time to time party hereto.

    "Lien" means, for any person, any security interest, pledge, mortgage, charge assignment, hypothecation, encumbrance, attachment, garnishment, execution or other voluntary or involuntary lien upon or affecting the revenues of such person or any real or personal property in which such person has or hereafter acquires any interest, except (i) liens for Taxes which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof with appropriate reserves having been established therefore; (ii) liens imposed by law (such as mechanics' liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof with, in the case of liens on property of the Borrower or any of its Subsidiaries, provision having been made to the satisfaction of the Agent for the payment thereof in the event the contest is determined adversely to the Borrower or such Subsidiary; and (iii) deposits or pledges under worker's compensation, unemployment insurance, social security or other similar laws or made to secure the performance of bids, tenders, contracts (except for repayment of borrowed money), or leases, or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance or other similar bonds given in the ordinary course of business.

    "LIBOR Base Rate" means, with respect to LIBOR Loans for the relevant Applicable Interest Period:

    (a) the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Agent to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3750) for deposits in dollars (for delivery on the first day of such Applicable Interest Period) with a term equivalent to such Applicable Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Applicable Interest Period, or

    (b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place) equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Applicable Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Applicable Interest Period) with a term equivalent to such Applicable Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Applicable Interest Period, or

    (c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Agent as the rate of interest at which dollar deposits (for delivery on the first day of such Applicable Interest Period) in same day funds in the approximate amount of the applicable LIBOR Loan and with a term equivalent to such Applicable Interest Period would be offered by its London Branch to major banks in the offshore dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Applicable Interest Period.

    "LIBOR Loan" means any Loan or portion thereof bearing interest at the LIBOR Rate.

    "LIBOR Rate" shall mean, with respect to any LIBOR Loan for any Applicable Interest Period, an interest rate per annum equal to the sum of (a) the Margin and (b) the quotient of (i) the LIBOR Base Rate applicable to such Applicable Interest Period divided by (ii) one minus the LIBOR Reserve Percentage.

    "LIBOR Reserve Percentage" means, for any day during any Applicable Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement) (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The LIBOR Rate for each outstanding LIBOR Loan shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.

    "Loan Documents" means this Agreement, the Committed Loan Notes, the Competitive Bid Loan Notes, and all other certificates, instruments and other documents executed in connection with this Agreement or the transactions contemplated hereby.

    "Loans" means the Committed Loans and the Competitive Bid Loans.

    "Majority Lenders" means at any time Lenders having an aggregate Percentage Interest of more than fifty percent (50%) provided, however, that if the Commitments of all Lenders shall have been terminated, "Majority Lenders" shall mean at any time the holders of Committed Loan Notes and Competitive Bid Loan Notes who, in the aggregate, have more than fifty percent (50%) of the then-outstanding principal balance of the Loans.

    "Margin" means (a) in the case of a Competitive Bid Loan, the per annum interest rate specified as the "margin" in the related Competitive Bid Loan Offer and (b) in the case of a Committed Loan, a per annum interest rate determined in accordance with the Pricing Schedule.

    "Material Adverse Effect" means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business operations or prospects of the Borrower and its Subsidiaries, taken as a whole, or (c) materially impairs or could reasonably be expected to materially impair the ability of the Borrower to perform its obligations under the Loan Documents.

    "Maturity Date" means November 14, 2001, or such later date as may be established pursuant to Section 2.16 hereof.

    "Officer's Certificate" means a certificate substantially in the form of Exhibit G and signed in the name of the Borrower by its Chairman, President, Executive Vice President and Chief Financial Officer or its Vice President and Treasurer.

    "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

    "Outstanding Credit Agreements" means (i) that certain amended and restated extended credit agreement dated February 5, 1997, as amended, among Price/Costco, Inc. as borrower and Bank of America National Trust and Savings Association, Morgan Guaranty Trust Company of New York, CIBC, Inc., Nationsbank of Texas, N.A., Bank of Hawaii, Banque Nationale de Paris, First Union National Bank of North Carolina, Fleet National Bank, United States National Bank of Oregon, Corestates Bank, N.A., and The Bank of New York, as lenders, Bank of America National Trust and Savings Association d/b/a Seafirst Bank, as administrative and syndications agent for the lenders and Morgan Guaranty Trust Company of New York, as documentation agent for the lenders, and (ii) that certain second amended and restated short term credit agreement dated January 24, 2000 among Costco Wholesale Corporation, as borrower, the several financial institutions from time to time party thereto, as the lenders, and Bank of America, N.A., as administrative agent for itself and the lenders.

    "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

    "Pension Plan" means an "employee pension benefit plan" (as such term is defined in ERISA) from time to time maintained by the Borrower, either Guarantor, or a member of the Controlled Group.

    "Percentage Interest" has the meanings given in Section 2.01 as the same may be adjusted pursuant to Section 10.05 from time to time hereafter.

    "Person" means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority, or otherwise.

    "Plan" shall mean, at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by the Borrower or any member of a Controlled Group for employees of the Borrower or any member of such Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of a Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

    "Pricing Schedule" means the Schedule attached hereto identified as such.

    "Required Notice of Borrowing" means a written request for a Committed Loan from Borrower substantially in the form attached hereto as Exhibit G executed by the Borrower's Chairman, President or Executive Vice President and Chief Financial Officer (or such other person as may be designated in a writing delivered to the Agent by the Borrower's Senior Vice President and Chief Financial Officer) delivered to Agent and containing the information set forth in Section 2.02 which shall be delivered prior to 9:00 a.m. (San Francisco, California time) on the requested date of borrowing provided, however, if Borrower shall at the same time elect to have interest accrue on such Committed Loan at a LIBOR Rate the Required Notice of Borrowing shall be given prior to 10:00 a.m. (San Francisco, California time) on a Business Day at least three (3) Business Days before the requested date of borrowing. Requests for borrowing received after the designated hour will be deemed received on the next succeeding Business Day.

    "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

    "Subsidiary" of any Person means (i) any corporation of which a majority (by number of shares or by number of votes) of any class of outstanding capital stock normally entitled to vote for the election of one or more directors (regardless of any contingency which does or may suspend or dilute the voting rights of such class) is at such time owned directly or indirectly by such Person or by one or more Subsidiaries of such Person or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of the Borrower.

    "Successor" means, for any corporation or banking association, any successor by merger or consolidation, or by acquisition of substantially all of the assets of the predecessor.

    "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, respectively, franchise taxes, gross receipts taxes imposed under Washington State statute and taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office.

    "Total Commitment" means the Commitments collectively, which Commitments equal Two Hundred Fifty Million Dollars ($250,000,000) in the aggregate as of the date hereof, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.

    "TPC" means The Price Company, a California corporation.

    "Unfunded Vested Liabilities" shall mean, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all vested nonforfeitable benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower or any member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

    Section 1.02  General Principles Applicable to Definitions.  Definitions given in Section 1.01 shall be equally applicable to both singular and plural forms of the terms therein defined and references herein to "he" or "it" shall be applicable to persons whether masculine, feminine or neuter. References herein to any document including, but without limitation, this Agreement shall be deemed a reference to such document as it now exists, and as, from time to time hereafter, the same may be amended. References herein to a "person" or "persons" shall be deemed to be references to an individual, corporation, partnership, trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions), Governmental Authority or agency or any other entity.

    Section 1.03  Accounting Terms.  Except as otherwise provided herein, accounting terms not specifically defined shall be construed, and all accounting procedures shall be performed, in accordance with generally accepted United States accounting principles consistently applied.

ARTICLE II
THE LOANS

    Section 2.01  Committed Loans.  Each Lender severally agrees on the terms and conditions of this Agreement to make loans ("Committed Loans") to the Borrower from time to time on Business Days during the period beginning on the date hereof and ending on the Maturity Date in an aggregate principal amount not exceeding at any one time the lesser of (a) the principal amount set forth opposite such Lender's name in Schedule 2.01 (such Lender's "Commitment") or (b) the percentage interest set forth opposite such Lender's name on Schedule 2.01 attached hereto (such Lender's

"Percentage Interest") of the difference between the (i) Total Commitment and (ii) the then-outstanding principal balance of the Loans.

    Section 2.02  Manner of Borrowing a Committed Loan.  The Borrower shall give the Agent the Required Notice of Borrowing specifying the date of the borrowing of any Committed Loan and the amount thereof, which shall be an integral multiple of One Million Dollars ($1,000,000) and not less than Five Million Dollars ($5,000,000). Such notice shall be irrevocable and shall be deemed to constitute a representation and warranty by the Borrower that as of the date of the notice the statements set forth in Article V hereof (other than Section 5.06(b) for borrowings after the date hereof) are true and correct and that no Default or Event of Default has occurred and is continuing. On receipt of such notice, the Agent shall promptly notify each Lender by telephone (confirmed immediately by telex, facsimile transmission or cable), telex, facsimile transmission, or cable of the date of the borrowing. Each Lender shall before 11:00 a.m. (San Francisco, California time) on the date of the borrowing, pay the lesser of (a) such Lender's Percentage Interest of the aggregate principal amount of the requested borrowing identified in the Required Notice of Borrowing or (b) the maximum amount such Lender is committed to advance pursuant to the terms of Section 2.01 hereof in immediately available funds to the office of the Agent. Upon fulfillment to the Agent's satisfaction of the applicable conditions set forth in Article IV, and after receipt by the Agent of such funds, subject to Section 2.08, the Agent will promptly make such immediately available funds available to the Borrower by depositing them to the ordinary checking account maintained by the Borrower with the Agent.

    Section 2.03  Competitive Bid Loan.  The Borrower may request Competitive Bid Loans from time to time on any Business Day during the period beginning on the date hereof and ending on the Maturity Date in the manner set forth in Section 2.04 and in amounts not to exceed the difference between (a) the Total Commitment and (b) the then-outstanding principal balance of the Loans.

    Section 2.04  Manner of Borrowing a Competitive Bid Loan.

    (a) When the Borrower wishes to request offers for Competitive Bid Loans, it shall transmit by telex or facsimile transmission a Competitive Bid Loan Request substantially in the form of Exhibit D hereto ("Competitive Bid Loan Request") to be received by Agent no later than (i) 10:00 a.m. (San Francisco, California time) at least four (4) Business Days prior to the borrowing date proposed therein, in the case of a request for a Competitive Bid Loan which is to accrue interest at LIBOR Rate or (ii) 9:00 a.m. (San Francisco, California time) at least one (1) Business Day prior to the borrowing date proposed therein, in the case of a request for a Competitive Bid Loan to accrue interest at an Absolute Rate, specifying in each case:

(A)  the proposed borrowing date, which shall be a Business Day, for the proposed Competitive Bid Loan;

(B)  the aggregate principal amount of such proposed Competitive Bid Loan;

(C)  whether the requested Competitive Bid Loan is to accrue interest at a LIBOR Rate or an Absolute Rate; and

(D)  in the case of a request for a Competitive Bid Loan to accrue interest at the LIBOR Rate, the Applicable Interest Period and in the case of a request for a Competitive Bid Loan to accrue interest at an Absolute Rate, the maturity date, which may not be less than seven (7) days or more than three hundred sixty-five (365) days after the proposed borrowing date and, in any event, may not be after the Maturity Date.

The Borrower may transmit up to three (3) Competitive Bid Loan Requests on a single day. Except as set forth in the preceding sentence, no Competitive Bid Loan Request shall be given within five (5) Business Days of any other Competitive Bid Loan Request. Each Competitive Bid Loan Request shall be in a minimum principal amount of Five Million Dollars ($5,000,000) and in integral multiples of One Million Dollars ($1,000,000). A Competitive Bid Loan Request that does not substantially conform to the terms hereof shall be rejected and the Agent shall promptly notify the Borrower of such rejection by telex or facsimile transmission. Each Competitive Bid Loan Request shall be deemed to constitute a representation and warranty by the Borrower that as of the date of such Request the statements set forth in Article V hereof, other than Section 5.06(b), are true and correct and that no Default or Event of Default has occurred and is continuing.

    (b) Promptly, and in any event before 2:00 p.m. (San Francisco, California time) on the same Business Day that any conforming Competitive Bid Loan Request is received, the Agent shall send to each of the Lenders by telex or facsimile transmission a copy of such Competitive Bid Loan Request(s), which shall constitute an invitation by the Borrower to each Lender to submit an irrevocable offer ("Competitive Bid Loan Offer") to make some or all of the requested Competitive Bid Loan at a rate of interest determined by each Lender in its sole discretion.

    (c) Each Lender may, in its sole discretion, submit one or more Competitive Bid Loan Offers each containing an offer to make a Competitive Bid Loan in response to a Competitive Bid Loan Request. Each Competitive Bid Loan Offer must comply with the requirements of this Section 2.04(c) and must be submitted to the Agent by telex or facsimile transmission in the case of a Competitive Bid Loan Offer for a Loan accruing interest at a LIBOR Rate not later than 9:00 a.m. (San Francisco, California time) at least three (3) Business Days prior to the proposed borrowing date, or in the case of a Competitive Bid Loan Offer for a loan accruing interest at an Absolute Rate, not later than 7:00 a.m. (San Francisco, California time) on the proposed borrowing date, provided, however, that if the Agent in its capacity as Lender intends to submit one or more Competitive Bid Loan Offers it may only do so if it notifies the Borrower of the terms of such offer or offers not later than 8:45 a.m. (San Francisco, California time) at least three (3) Business Days prior to the proposed borrowing date for a loan to accrue interest at a LIBOR Rate and not later than 6:45 a.m. (San Francisco, California time) on the proposed borrowing date for a Loan to accrue interest at an Absolute Rate. Each Competitive Bid Loan Offer shall be in substantially the form of Exhibit E hereto and shall specify:

      (i)  the proposed borrowing date, which shall be the same as that set forth in the corresponding Competitive Bid Loan Request,

      (ii) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (A) may be greater than, less than or equal to the Commitment of the offering Lender, (B) must be at least Five Million Dollars ($5,000,000) and an integral multiple of One Million Dollars ($1,000,000), and (C) may not exceed the principal amount of the Competitive Bid Loan for which offers were requested in the corresponding Competitive Bid Loan Request,

      (iii) in the case of a Competitive Bid Loan Offer for a Competitive Bid Loan accruing interest at a LIBOR Rate, the Margin offered for such Competitive Bid Loan (which Margin may be a positive or negative increment), and in the case of a Competitive Bid Loan Offer for a Competitive Bid Loan accruing interest at an Absolute Rate, the Absolute Rate offered for such Competitive Bid Loan,

      (iv) the minimum or maximum amount, if any, of the Competitive Bid Loan Offer which may be accepted by the Borrower, and

      (v) the identity of the offering Lender.

    (d) The Agent shall reject any Competitive Bid Loan Offer that:

      (i)  is not substantially in compliance with the terms of Section 2.04(c);

      (ii) contains qualifying, conditional or similar language, other than any such language contained in Exhibit E hereto;

      (iii) proposes terms other than or in addition to those set forth in the corresponding Competitive Bid Loan Request; or

      (iv) arrives after the time set forth in Section 2.04(c).

If any Competitive Bid Loan Offer is rejected pursuant to this Section 2.04(d), the Agent shall promptly notify the affected Lender of such rejection by telex or facsimile transmission.

    (e) The Agent shall promptly notify the Borrower of the terms of all conforming Competitive Bid Loan Offers submitted by the Lenders in response to each Competitive Bid Loan Request. (Any Competitive Bid Loan Offer received by Agent which conforms with the requirements of Section 2.04(c) but which is made in respect of a Competitive Bid Loan for which a conforming Competitive Bid Loan Offer has already been received from the same Lender shall be disregarded by the Agent unless such subsequent Competitive Bid Loan Offer specifically states that it is submitted to correct an error in such former Competitive Bid Loan Offer.) The Agent's notice to the Borrower shall specify the aggregate principal amount of the Competitive Bid Loan for which conforming offers have been received and the respective LIBOR Rates or Absolute Rates, as the case may be.

    (f)  Not later than 9:30 a.m. (San Francisco, California time) at least three (3) Business Days prior to the proposed borrowing date, in the case of a Competitive Bid Loan to accrue interest at a LIBOR Rate, or 7:30 a.m. (San Francisco, California time) on the proposed borrowing date, in the case of a Competitive Bid Loan to accrue interest at an Absolute Rate, the Borrower shall notify the Agent of the aggregate principal amount of the Competitive Bid Loan(s) it elects to accept for each outstanding Competitive Bid Loan Request; provided, however, that the aggregate principal amount of the accepted Competitive Bid Loan(s) may not exceed the amount set forth in the related Competitive Bid Loan Request and provided, further, that notwithstanding Borrower's acceptance of a particular principal amount of Competitive Bid Loan, the actual aggregate principal amount of the Competitive Bid Loan to be made may be less than the amount accepted by the Borrower if after giving effect to the terms of subsection 2.04(g) less than all of the accepted principal would be allocated to the Lenders submitting Competitive Bid Loan Offers. The failure by the Borrower to give the notice herein provided for to the Agent in respect of any Competitive Bid Loan Request shall be deemed to be an election to decline all Competitive Bid Loan Offers submitted in respect of such Request.

    (g) In respect of each Competitive Bid Loan Request for which Borrower has notified Agent that it will accept one or more Competitive Bid Loan(s) in an aggregate principal amount, the Agent shall allocate such aggregate principal amount of the Loan(s) among the Lenders submitting Competitive Bid Loan Offers in response to such Request on the basis of the ascending Margins or Absolute Rates, as the case may be, as set forth in such Competitive Bid Loan Offers up to the maximum principal amounts set forth therein provided, however, that if such ascending order would result in any Lender being allocated a Competitive Bid Loan in an amount less than the minimum, if any, specified in such Lender's Competitive Bid Loan Offer, the Competitive Bid Loan shall be allocated as if such Lender had never submitted such Competitive Bid Loan Offer. If Competitive Bid Loan Offers are received from two or more Lenders designating the same Margin or Absolute Rate, as the case may be, and if some or all of the Competitive Bid Loan would be allocable to such Lenders pursuant to the terms of the preceding sentence, the Agent shall allocate the portion of the Competitive Bid Loan which is to accrue interest at the designated LIBOR Rate or Absolute Rate among such Lenders. In making such allocation the Agent shall exercise its sole discretion but shall be guided by the following principles:

      (i)  allocation to the Lenders shall, to the extent possible, be in integral multiples of One Million Dollars ($1,000,000);

      (ii) no Lender shall be allocated a portion of any Competitive Bid Loan which is less than the minimum amount which such Lender has indicated that it is willing to accept in the applicable Competitive Bid Loan Offer; and

      (iii) to the extent consistent with the foregoing considerations, the principal amount of the Competitive Bid Loan to be allocated among the Lenders, shall be allocated approximately in proportion to the aggregate principal amount of each of their respective Competitive Bid Loan Offers.

Allocations by the Agent of the amounts of Competitive Bid Loan among the Lenders shall be conclusive and binding in the absence of manifest error. The Agent shall notify each Lender allocated one or more Competitive Bid Loan (or portions thereof) and the aggregate principal amount so allocated, in the case of a Competitive Bid Loan to accrue interest at a LIBOR Rate prior to 10:00 a.m. (San Francisco, California time) on the date the Borrower has notified the Agent of its election to accept such Competitive Bid Loan(s) and in the case of a Competitive Bid Loan to accrue interest at the Absolute Rate, prior to 8:00 a.m. (San Francisco, California time) on the date the Borrower has notified the Agent of its election to accept such Competitive Bid Loan(s). Promptly thereafter, Agent shall notify all Lenders of the principal amounts and interest rates of all such accepted Competitive Bid Loan.

    (h) If pursuant to Section 2.04(g), any Lender is notified that some or all of its Competitive Bid Loan Offer has been accepted, such Lender shall, before 11:00 a.m. (San Francisco, California time) on the borrowing date specified in the Competitive Bid Loan Request applicable thereto, make available to the Agent the amount of the Competitive Bid Loan to be made by such Lender, in immediately available funds at the office of the Agent at such address as Agent shall from time to time designate. Upon fulfillment to the Agent's satisfaction of the applicable conditions set forth in Article IV and after receipt by Agent of such funds, the Agent will make such immediately available funds available to the Borrower by depositing them to the ordinary checking account maintained by the Borrower with the Agent.

    (i)  If the Borrower accepts some or all of a Competitive Bid Loan Offer pursuant to this Section 2.04 and thereafter the Borrower declines to take the Loan or a condition precedent to the making of such Loan is not satisfied or waived, Borrower shall indemnify the Agent and the affected Lender for all losses and any costs which the Agent or such Lender may sustain as a consequence thereof including, without limitation, the cost of redeployment of funds at rates lower than the cost to the Lender of such funds. A certificate of the Agent or such Lender setting forth the amount due to it pursuant to this Section 2.04(i) and the basis for, and calculation of such amount shall be prima facie evidence of the matters set forth therein. Payment of the amount owed shall be due within fifteen (15) days after the Borrower's receipt of such certificate.

    (j)  Nothing in this Section 2.04 shall be construed as right of first offer in favor of the Lenders or to otherwise limit the ability of the Borrower to request and accept credit facilities from any person (including any of the Lenders), provided that no Default or Event of Default would otherwise arise or exist as a result of the Borrower executing, delivering or performing under such other credit facilities.

    (k) Each outstanding Competitive Bid Loan shall reduce pro tanto the available Total Commitment, and each Lender's Commitment shall be deemed used for all purposes by an amount equal to its Percentage Interest of the outstanding amount of such Competitive Bid Loan but Competitive Bid Loans shall not reduce or affect any individual Lender's available Commitment or Percentage Interest.

    Section 2.05  Reduction of Commitments.  Upon not less than five (5) Business Days' written notice to the Agent, the Borrower may terminate the Total Commitment, in whole or in part, provided that each partial reduction of the Total Commitment shall be in an amount not less than Ten Million Dollars ($10,000,000) and, provided, further, that in no event may the Total Commitment be reduced to an amount less than the sum of the then-outstanding principal balance of the Loans. Any reduction in the Total Commitment shall be deemed to be a proportionate reduction in each Lender's Commitment therein such that after making such reduction, each Lender's Commitment therein will be in an amount equal to its Percentage Interest of the then-reduced Total Commitment.

    Section 2.06  Increase in Total Commitment.

    (a) The Borrower may from time to time (but no more often than once each calendar year) request an increase in the combined commitments under both Facilities up to an aggregate of $100,000,000 upon three (3) Business Days' notice to the Agent (who shall promptly notify the Lenders); provided, however, in no event shall the aggregate commitments, under the Facilities, after giving effect to such increase, exceed $600,000,000. Such request shall include a certificate signed by a responsible officer stating that (i) the representations and warranties contained in Article V are true and correct on and as of the date of such certificate, and will remain true and correct after giving effect to such increase in commitments, and (ii) no Default or Event of Default exists or would result from such increase in commitments. Each Lender shall notify the Agent whether (x) it agrees to increase its Commitment by an amount equal to or less than its pro rata share of such requested increase, or (y) it does not agree to any increase in its Commitment. Any Lender not responding within the above time period shall be deemed to have elected not to increase its Commitment. The Agent shall, after receiving notification from all the Lenders or after the expiration of such period, whichever is earlier, notify the Borrower and the Lenders of the results thereof.

    (b) If any Lender declines, or is deemed to have declined, to participate in any such increase to the full extent of its pro rata share thereof (a "Declining Lender"), the Borrower may request, through the Agent, that one or more other Lenders or Eligible Assignees, in their sole discretion, provide Commitment(s) equal to such shortfall.

    (c) If any Commitments are increased in accordance with this Section 2.06, the Agent and the Borrower shall determine the effective date of such increase (the "Effective Date"), and the Agent shall promptly notify the Lenders thereof. On or prior to the Effective Date, the Borrower shall deliver to the Agent, in form and substance satisfactory to the Agent: (i) corporate resolutions and incumbency certificates of the Borrower dated as of the Effective Date approving such increase in sufficient copies for each Lender, and (ii) new or amended Notes, if requested by any new or affected Lender, evidencing such new or revised Commitments.

    (d) The Borrower shall prepay any LIBOR Loans outstanding on the Effective Date (and pay any breakfunding costs in connection therewith) to the extent necessary to keep outstanding Committed Loans ratable with any revised Commitment Percentages arising from a nonratable increase in the Commitments under this section. In conjunction with such increase, the Lenders (new or existing) shall accept (and the existing Lenders shall make) an assignment at par of Committed Loans outstanding at the time of such Commitment increase such that, after giving effect thereto, all Committed Loans are held by the Lenders on a pro rata basis.

    (e) This Section 2.06 shall supersede any provisions in Section 10.11 to the contrary.

    Section 2.07  Repayment of Principal.  The Borrower shall repay to the Agent for the account of the Lenders the principal amount of each Committed Loan on or before the Maturity Date. The Borrower shall repay to the Agent for the account of each Lender which has made a Competitive Bid Loan the principal amount of such Competitive Bid Loan on the maturity date specified by the Borrower in its related Competitive Bid Loan Request.

    Section 2.08  Agent's Right to Fund.  Unless Agent shall have received notice from a Lender prior to 12:00 noon (San Francisco, California time) on the date of any Loan that such Lender will not make available to Agent such Lender's Percentage Interest of the requested borrowing in the case of a Committed Loan or such Lender's Competitive Bid Loan, if any, to be made on such date in the case of a Competitive Bid Loan, Agent may assume that such Lender has made such funds available to Agent on the date of such Loans in accordance with Section 2.02 or Section 2.04 hereof and Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such portion available to Agent and if Agent shall have advanced such portion to the Borrower, such Lender and Borrower severally agree to pay to Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent, at (a) in the case of Borrower, for Committed Loans, the Applicable Interest Rate and for Competitive Bid Loan, the rate designated in the applicable Competitive Bid Loan Offer and (b) in the case of such Lender, the Federal Funds Rate. Any such repayment by Borrower shall be without prejudice to any rights it may have against the Lender that has failed to make available its funds for any requested borrowing.

    Section 2.09  Interest on Committed Loans.

    (a) General Provisions.  The Borrower agrees to pay to Agent for the account of each Lender interest on the unpaid principal amount of each Committed Loan from the date of such Loan until such Loan shall be due and payable at a per annum rate equal to the Applicable Interest Rate, and, if default shall occur in the payment when due of any such Loan, from the maturity of that Loan until it is paid in full at a per annum rate equal to two percentage points (2%) above the Base Rate (changing as the Base Rate changes). Accrued but unpaid interest on each Committed Loan accruing interest at a LIBOR Rate shall be paid on the last day of each Applicable Interest Period, on the date of any principal payment (to the extent accrued on the principal amount paid), at the Maturity Date and, additionally, in the case of such a Loan for which the Applicable Interest Period is six months, on the day that is three months after the commencement of such Applicable Interest Period. Accrued but unpaid interest on each Base Rate Loan shall be paid on the last Business Day of each calendar month commencing on November 30, 2000 and continuing on the last Business Day of each calendar month thereafter and on the date of any principal payment (to the extent accrued on the principal amount paid) and on the Maturity Date. Unpaid interest accruing on amounts in default shall be payable on demand.

    (b) Selection of LIBOR Rate.  The Borrower may, subject to the requirements of this Section 2.09(b), on at least three (3) Business Days' prior written notice elect to have interest accrue on any Committed Loan or any portion thereof at a LIBOR Rate for an Applicable Interest Period. Such notice (herein, an "Interest Rate Notice") shall be deemed delivered on receipt by Agent except that the Interest Rate Notice received by the Agent after 10:00 a.m., (San Francisco, California time), on any Business Day, shall be deemed to be received on the immediately succeeding Business Day. Such Interest Rate Notice shall identify, subject to the conditions of this Section 2.09(b), the Committed Loan or portions thereof and the Applicable Interest Period which the Borrower selects. Any such Interest Rate Notice shall be irrevocable and shall constitute a representation and warranty by the Borrower that as of the date of such Interest Rate Notice, the statements set forth in Article V are true and correct and that no Event of Default or Default has occurred and is continuing. On receipt of such Interest Rate Notice, the Agent shall promptly notify each Lender by telephone (confirmed promptly by telex or facsimile transmission) of the information set forth in the Interest Rate Notice. Borrower's right to select a LIBOR Rate to apply to a Committed Loan or any portion thereof shall be subject to the following conditions: (i) the aggregate of all Committed Loans or portions thereof to accrue interest at a particular LIBOR Rate for the same Applicable Interest Period shall be an integral multiple of one Million Dollars ($1,000,000) and not less than Five Million Dollars ($5,000,000); (ii) the Borrower shall not have selected more than six (6) different LIBOR Rates or Applicable Interest Periods to be applicable to portions of the Committed Loans at any one time; (iii) a LIBOR Rate may not be selected for any Committed Loan or portion thereof which is already accruing interest at a LIBOR Rate unless such selection is only to become effective at the maturity of the Applicable Interest Period then in effect; (iv) the Agent or any Lender shall not have given notice pursuant to Sections 3.02 or 3.05 that the LIBOR Rate is not available; (v) no Default or Event of

Default shall have occurred and be continuing and (vi) if the Borrower elects to have some portion (but less than all) of the Committed Loans, accrue interest at a designated LIBOR Rate, the Borrower shall select a portion of each Lender's Committed Loans, to accrue interest at such rate in proportion to their respective Percentage Interests. In the absence of an effective request for the application of a LIBOR Rate, the Committed Loans or remaining portions thereof shall accrue interest at the Base Rate. Any Interest Rate Notice which specifies a LIBOR Rate but fails to identify an Applicable Interest Period shall be deemed to be a request for the designated LIBOR Rate for an Applicable Interest Period of one (1) month. The Interest Rate Notice may be given with and contained in any Required Notice of Borrowing. If the Borrower delivers an Interest Rate Notice with any Required Notice of Borrowing for a Committed Loan and the Borrower thereafter declines to take such Committed Loan or a condition precedent to the making of such Loan is not satisfied or waived, Borrower shall indemnify the Agent and each Lender for all losses and any costs which the Agent or any Lender may sustain as a consequence thereof including, without limitation, the costs of redeployment of funds at rates lower than the cost to the Lenders of such funds. A certificate of the Agent or any Lender setting forth the amount due to it pursuant to this subparagraph (b) and the basis for, and the calculation of, such amount shall be prima facie evidence of the amount due pursuant to this subparagraph (b). Payment of the amount owed shall be due within fifteen (15) days after the Borrower's receipt of such certificate.

    (c) Applicable Days For Computation of Interest.  Computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days as applicable), and for LIBOR loans, shall be made on the basis of a year of three hundred sixty (360) days, in each case, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

    Section 2.10  Interest on Competitive Bid Loan.  The Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Loan from the borrowing date to the stated maturity date thereof, as the rate of interest determined pursuant to Section 2.04 above (calculated on the basis of a 360-day year for the actual number of days elapsed), payable on the stated maturity date thereof provided, however, if the stated maturity date is more than three months after the borrowing date, accrued but unpaid interest shall also be payable in three-month intervals commencing on the day that is three months after such borrowing date. If all or a portion of the principal amount of any Competitive Bid Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount shall bear interest from the date on which such payment was due at a rate per annum which is two percent (2%) above the rate which would otherwise be applicable to such Competitive Bid Loan until such Competitive Bid Loan's scheduled maturity date, and for each day thereafter until paid at a rate per annum which is two percent (2%) above the Base Rate (changing as such Base Rate changes). Unpaid interest accruing on amounts in default shall be payable on demand.

    Section 2.11  Prepayments.

    (a) Committed Loans.  Base Rate Loans may be repaid at any time without penalty or premium. If a Committed Loan accruing interest at the LIBOR Rate is paid prior to the end of the Applicable Interest Period (regardless of whether such payment is voluntary, mandatory or the result of the Agent's or Lenders' collection efforts) breakfunding costs in accordance with Section 3.04 shall be paid at the time of such payment.

    (b) Competitive Bid Loan.  The Borrower may not voluntarily prepay any Competitive Bid Loan.

    Section 2.12  Notes.  The Committed Loans shall be evidenced by promissory notes of the Borrower substantially in the form of Exhibit A hereto, with appropriate insertions, payable to the order of the Lenders, dated as of the date hereof, and for each Lender in the face amount of such Lender's Commitment (the "Committed Loan Notes"). The Competitive Bid Loan made by each

Lender shall be evidenced by promissory notes of the Borrower, substantially in the form of Exhibit B hereto, with appropriate insertions, payable to the order of such Lender, dated as of the date hereof and in the face amount of the Total Commitment (the "Competitive Bid Loan Notes"). Each Lender is hereby authorized to record the date and amount of Committed Loans it makes and the date and amount of each payment of principal and interest thereon on a schedule annexed to its Committed Loan Note or maintained in connection therewith. Each Lender is hereby authorized to record the date and amount of each Competitive Bid Loan made by such Lender, the maturity date thereof, the date and amount of each payment of principal and interest thereon and the interest rate with respect thereto on a schedule annexed to its Competitive Bid Loan Note or maintained in connection therewith. Any such recordation by any Lender shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure to make any such recordation or any error in any such recordation shall not affect the obligations of the Borrower hereunder, under the Committed Loan Notes, or under the Competitive Bid Loan Notes.

    Section 2.13  Manner of Payments.

    (a) All payments and prepayments of principal and interest on any Loan and all other amounts payable hereunder by the Borrower to the Agent or any Lender shall be made by paying the same in United States Dollars and in immediately available funds to the office of the Agent not later than 10:00 a.m., San Francisco, California time, on the date on which such payment or prepayment shall become due.

    (b) The Borrower hereby authorizes the Agent and each Lender, if and to the extent any payment is not promptly made pursuant to this Agreement or any other Loan Document, to charge from time to time against any or all of the accounts of the Borrower with the Agent or such Lender or any affiliate of the Agent or any Lender any amount due hereunder or under such other Loan Document.

    (c) Whenever any payment hereunder or under any other Loan Document shall be stated to be due or whenever the last day of any interest period would otherwise occur on a day other than a Business Day, such payment shall be made and the last day of such interest period shall occur on the next succeeding Business Day and such extension of time shall in such case be included in the computation and payment of interest or facility fees, as the case may be, unless such extension would cause such payment to be made or the last day of such interest period to occur in the next following calendar month, in which case such payment shall be due and the last day of such interest period shall occur on the next preceding Business Day.

    (d) Any payment made by the Borrower hereunder shall be applied first, against fees, expenses and indemnities due hereunder; second, against interest due on amounts in Default on any Committed Loan, if any; third, against interest due on amounts in Default on any Competitive Bid Loan, if any (applied pro rata in proportion to the amounts in Default if more than one such Competitive Bid Loan is in Default); fourth, against interest due on any Committed Loan, if any; fifth, against interest due on any Competitive Bid Loan, if any (applied pro rata in proportion to the aggregate interest due on all Competitive Bid Loans if more than one such Competitive Bid Loan is outstanding); sixth, against Committed Loan principal amounts in Default, if any; seventh, against Competitive Bid Loan principal amounts in Default, if any, (applied pro rata in proportion to the amounts in Default if more than one such Competitive Bid Loan is in Default); eighth, against Committed Loan principal, if any, and ninth, against Competitive Bid Loan principal, if any, (applied pro rata in proportion to the then-outstanding principal balance of all Competitive Bid Loans if more than one such Competitive Bid Loan is outstanding).

    Section 2.14  Fees.

    (a) Facility Fees.  At all times prior to the Maturity Date, the Borrower agrees to pay to the Agent for the respective accounts of the Lenders pro rata according to their Percentage Interests, a facility fee computed daily and equal to the Facility Fee Rate computed daily on an amount equal to the Total Commitment. As used herein the "Facility Fee Rate" shall be determined in accordance with the Pricing Schedule.

    (b) Utilization Fees.  At all times prior to the Maturity Date, the Borrower agrees to pay to the Agent for the respective accounts of the Lenders pro rata according to their Percentage Interests, a utilization fee computed daily and equal to the Utilization Fee Rate computed daily on all outstanding Loans under the Facilities if the aggregate outstanding Loans on such date (including Competitive Bid Loans) equal or exceed 33% of the Total Commitment. As used herein, the "Utilization Fee Rate" shall be determined in accordance with the Pricing Schedule.

    (c) The fees set forth in subsection (a) and (b) above shall be payable in arrears at quarterly intervals commencing on December 31, 2000 and payable on the last Business Day of each March, June, September and December thereafter, except that such accrued fees shall be payable on the Maturity Date and on demand after Default. Computations of such fees shall be made on the basis of a year of three hundred sixty (360) days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable.

    (d) Lenders' Upfront Fee.  On the date hereof, Borrower shall pay to Agent, for the respective accounts of the Lenders pro rata according to their Percentage Interests, an upfront fee in an amount set forth in a letter from the Arranger to each Lender and acknowledged by that Lender, a copy of which has been provided to Borrower by Agent, as the applicable upfront fee for such Lender. Such upfront fees are for the credit facilities committed by each Lender under this Agreement and are fully earned on the date paid. The upfront fee paid to each Lender is solely for its own account and is nonrefundable.

    (e) Syndication, Administrative and Competitive Bid Agency Fees.  The Borrower shall pay to the Agent and certain other parties, for their own account, structuring and syndication, administrative and competitive bid agency fees in such amounts and at such times as are set forth in that certain letter agreement dated September 25, 2000, by and among Agent, the Borrower, and certain other parties.

    Section 2.15  Sharing of Payments, Etc.  Each borrowing of Committed Loans from the Lenders under Section 2.01 will be made pro rata in accordance with each Lender's Percentage Interest. Each payment and prepayment of the Committed Loans and each payment of interest on the Committed Loans will be made pro rata to each Lender in accordance with its Percentage Interest. If any Lender shall obtain any payment in respect of the Borrower's obligations under this Agreement, the Committed Loan Notes or the Competitive Bid Loan Notes (whether voluntary or involuntary, through the exercise of any right of set-off or otherwise) in excess of the share which it would have been entitled to receive had such payment been made to the Agent and applied pursuant to the terms of Section 2.13(d) hereof, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, but if any of such excess payment is afterward recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored, without interest, to the extent of such recovery. Borrower authorizes the purchase of such participations and agrees that any Lender so purchasing a participation from another Lender may exercise all its rights to payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

    Section 2.16  Extension of Maturity Date.  The Borrower may request that the Lenders extend the Maturity Date for successive periods of three hundred sixty-four (364) days by notifying the Lenders and the Agent in writing on a day not more than eighty-nine (89) and not less than sixty (60) days prior to the then-existing Maturity Date. Such request shall include a certificate signed by a responsible officer stating that (i) the representations and warranties contained in Article V are true and correct on and as of the date of such certificate and (ii) no Default or Event of Default exists. If all Lenders consent to such an extension, the Lenders shall so notify the Borrower and the Agent in writing no earlier than thirty (30) days and no later than twenty (20) days prior to the then-existing Maturity Date. If all Lenders provide the Borrower and Agent with such a written notice the Maturity Date shall be extended for three hundred sixty-four (364) days. If any Lender in its sole discretion does not provide a written notice evidencing its consent as herein provided, the request for extension shall be deemed denied by all Lenders.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

    Section 3.01  Taxes.

    (a) Any and all payments by the Borrower to any Lender or the Agent under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise provided in Section 3.01(e). In addition, the Borrower shall pay all applicable Other Taxes and Further Taxes except as otherwise provided in Section 3.01(e).

    (b) Subject to Sections 3.01(e) and 3.08(a), if the Borrower shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:

      (i)  the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

      (ii) the Borrower shall make such deductions and withholdings;

      (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

      (iv) the Borrower shall also pay to each Lender or the Agent for the account of such Lender, at the time interest is paid, Further Taxes in the amount that the respective Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

    (c) Subject to Sections 3.01(e) and 3.08(a), the Borrower agrees to indemnify and hold harmless each Lender and the Agent for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that the respective Lender or the Agent specifies as necessary to preserve the after-tax yield such Lender or the Agent would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the applicable Lender or the Agent makes written demand therefor.

    (d) Within 30 days after the date of any payment by the Borrower of Taxes, Other Taxes or Further Taxes, the Borrower shall furnish to each Lender or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender or the Agent.

    (e) If the Borrower is required to pay any amount to any Lender or the Agent pursuant to Section 3.01(b) or (c), then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the sole judgment of such Lender is not otherwise disadvantageous to such Lender. In the event that any Lender fails to comply with its obligations as set forth in the previous sentence, the Borrower shall not be required to pay an amount which would not have been payable had such Lender complied with its obligations under this Section 3.01(e).

    Section 3.02  Illegality.

    (a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make LIBOR Loans, then, on notice thereof by such Lender to the Borrower through the Agent, any obligation of that Lender to make LIBOR Loans shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

    (b) If a Lender determines that it is unlawful to maintain any LIBOR Loan the Borrower shall, upon receipt by the Borrower of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such LIBOR Loans of such Lender then outstanding, together with interest accrued thereon and amounts required under Section 3.04, either on the last day of the Applicable Interest Period thereof in the case of LIBOR Loans if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, in the case of LIBOR Loans if such Lender may not lawfully continue to maintain such LIBOR Loan.

    (c) If the obligation of any Lender to make or maintain LIBOR Loans has been so terminated or suspended, the Borrower may elect, by giving notice to such Lender through the Agent that all Loans which would otherwise be made by such Lender as LIBOR Loans shall be instead made as Base Rate Loans.

    (d) Before giving any notice to the Agent under this Section 3.02, the affected Lender shall use reasonable efforts consistent with legal and regulatory requirements to change the jurisdiction of its lending office with respect to its LIBOR Loans if such change will avoid the need for giving such notice or making such demand and will not, in the sole judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

    Section 3.03  Increased Costs and Reduction of Return.

    (a) If any Lender determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by such Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Loans, then the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender additional amounts as are sufficient to compensate such Lender for such increased costs.

    (b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender (or its lending office) or any Person controlling such Lender with any introduction of or change in any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender and (taking into consideration such Lender's or such Person's policies with respect to capital adequacy) determines that the amount of such capital is increased as a consequence of its Commitments or other obligations under this Agreement, then, upon demand of such Lender to the Borrower through the Agent, the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such Person for such increase.

    Section 3.04  Funding Losses.  The Borrower shall promptly reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

    (a) the failure of the Borrower to make on a timely basis any payment of principal of any LIBOR Loan;

    (b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Required Notice of Borrowing;

    (c) the failure of the Borrower to make any prepayment after a notice of same;

    (d) the prepayment (including pursuant to Section 2.11) or other payment (including after acceleration thereof) of a LIBOR Loan on a day that is not the last day of the Applicable Interest Period; or

    (e) the automatic conversion under Section 3.05 of any LIBOR Loan to a Base Rate Loan on a day that is not the last day of the relevant Applicable Interest Period,

    including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.04 and under Section 3.03(a), each LIBOR Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR Rate for such LIBOR Loan by a matching deposit or other borrowing in the interbank eurocurrency market for a comparable amount, comparable currency and for a comparable period, whether or not such LIBOR Loan is in fact so funded.

    Section 3.05  Inability to Determine Rates.  If the Agent determines that the LIBOR Rate applicable pursuant to Section 2.09(b) for any requested Applicable Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to any Lender of funding such Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of such Lender to make or maintain LIBOR Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any applicable Required Notice of Borrowing then submitted by it. If the Borrower does not revoke any such notice, such Lender shall make, convert or continue any such Committed Loans bearing interest at a LIBOR Rate, in the amount specified in the applicable notice submitted by the Borrower, but such LIBOR Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Loans.

    Section 3.06  Reserves on LIBOR Loans.  The Borrower shall pay to each Lender in the event that and as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), and any additional costs on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves (other than reserves taken into account in determining the LIBOR Rate) allocated to such Loan by such Lender (as reasonably determined by such Lender in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days' prior written notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant interest payment date, such additional interest shall be payable 15 days from receipt of such notice.

    Section 3.07  Certificates of Lender.  Any Lender claiming reimbursement or compensation under this Article III shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

    Section 3.08  Withholding Tax.

    (a) Each Lender that is a "foreign corporation, partnership or trust" within the meaning of the Code shall deliver to the Agent, prior to the date hereof (or after accepting an assignment of an interest herein), two duly signed completed copies of IRS Form W-8BEN, IRS Form W-8ECI or IRS Form W-8IMY or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. A Form W-8BEN completed and delivered by (i) certain foreign trusts, or (ii) persons claiming an exemption or reduced rate of withholding at source under an income tax treaty will not be considered duly completed unless the Form W-8BEN contains such person's U.S. taxpayer identification number. Thereafter and from time to time, each such Person shall (a) promptly submit to the Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement, (b) promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (provided that a Lender shall not be required to re-designate its lending office) to avoid any requirements of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then the Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction, provided that the Borrower shall not be required to increase any such amounts payable to any Lender pursuant to Section 3.01, unless (i) the obligation to pay such increased amounts would not have arisen but for a change in law, or (ii) the Lender was not entitled to an exemption from, or reduction of, U.S. withholding tax. In the case of the Borrower having been entitled to a reduction of U.S. withholding tax but having failed to deliver the above forms or other documentation, the amount payable by the Borrower pursuant to Section 3.01 is limited to an amount which would have been payable by the Borrower had the Lender furnished the requisite documentation.

    (b) If any Lender claims exemption from, or reduction of, withholding tax by providing IRS Form W-8BEN, W-8ECI or W-8IMY and such Lender sells, assigns, or otherwise transfers all or part of the obligations of the Borrower to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the owner of obligations of the Borrower to such Lender.

To the extent of such percentage amount, the Agent will treat such Lender's IRS Form W-8BEN, W-ECI or W-8IMY, as the case may be, as no longer valid.

    (c) If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

    (d) If any Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax or any other amount from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section 3.08, together with all costs and expenses (including all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel). The obligation of the Lenders under this subsection (d) shall survive the payment of all other obligations under the Loan Documents and the resignation or replacement of the Agent.

    (e) In the event that the Borrower pays any Lender the amount necessary to compensate such Lender for any charge, deduction or payment incurred or made by such Lender as provided in this Section 3.08, and such charge, deduction or payment or any part thereof is subsequently returned to such Lender as a result of the final determination of the invalidity or inapplicability of the relevant law, regulation, guideline, treaty, directive or condition, then such Lender shall remit to the Borrower the amount paid by the Borrower which has actually been returned to such Lender (together with any interest actually paid to Lender on such returned amount), less such Lender's costs and expenses incurred in connection with such governmental regulation or any challenge made by such Lender with respect to its validity or applicability.

    Section 3.09  Survival.  The agreements and obligations of the Borrower in this Article III shall survive the payment of all other obligations under the Loan Documents.

ARTICLE IV
CONDITIONS OF LENDING

    Section 4.01  Conditions of Closing.  The closing hereunder shall occur upon receipt by the Agent of the following documents, dated as of the date hereof, and the fulfillment of the following conditions as of the date hereof:

    (a) The Lenders shall have received their Committed Loan Notes and their Competitive Bid Notes all duly executed and delivered by the Borrower.

    (b) The Agent and each Lender shall have received in form and substance satisfactory to it a certified copy of a resolution adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents together with evidence of the authority and specimen signatures of the persons who have signed such Loan Documents and such other evidence of corporate authority as the Agent or any Lender shall reasonably require.

    (c) The Agent shall have received a written legal opinion substantially in the form attached hereto as Exhibit C, addressed to the Agent and the Lenders, of counsel for the Borrower, who shall be selected by the Borrower and approved by the Agent.

    (d) The Agent shall have received a Certificate signed by a responsible officer of the Borrower dated as of the date hereof, stating that:

      (i)  no Default or Event of Default exists or would result from the disbursement of any Loan proceeds of the Lenders to Borrower;

      (ii) the representations and warranties of the Borrower in Article V, shall be true and accurate on and as of the date hereof; and

      (iii) there has occurred since August 29, 1999 no event or circumstance that has resulted or would reasonably be expected to result in a Material Adverse Effect.

    (e) The Agent shall have received evidence satisfactory to the Agent of the termination of Borrower's Outstanding Credit Agreements and payment in full of all amounts due thereunder.

    (f)  The Agent and each Lender shall have received such other statements, opinions, certificates, documents and information with respect to the matters contemplated by this Agreement as it may reasonably request.

    Section 4.02  Conditions of All Fundings.  In addition to any applicable conditions precedent set forth elsewhere in this Article IV, the obligation of each Lender to deliver any Loan proceeds is subject to the fulfillment of the following conditions:

    (a) At the date of each Loan no Default or Event of Default shall have occurred and be continuing or will have occurred as a result of the making of the Loan.

    (b) The representations and warranties of the Borrower in Article V (other than Section 5.06(b) for borrowings after the date hereof) shall be true and accurate on and as of such date.

    (c) In respect of any Committed Loan, the Agent shall have received a Required Notice of Borrowing and in respect of any Competitive Bid Loan, the Agent shall have received a Competitive Bid Loan Request.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

    The Borrower represents and warrants to the Agent and each Lender as follows:

    Section 5.01  Corporate Existence and Power.  The Borrower and the Borrower's Subsidiaries are corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. The Borrower and the Borrower's Subsidiaries are each duly qualified to do business in each other jurisdiction where the nature of their respective activities or the ownership of their respective properties requires such qualification, except to the extent that failure to be so qualified would not create a Material Adverse Effect. Schedule 5 to this Agreement accurately sets forth the jurisdictions of incorporation or organization of the Borrower and each of the Borrower's Subsidiaries and the jurisdictions in which the Borrower and each Subsidiary are qualified to do business as a foreign corporation or company. The Borrower is the record and beneficial owner of all of the issued and outstanding shares of capital stock of TPC. The Borrower has full corporate power, authority and legal right to carry on its business as presently conducted, to own and operate its properties and assets, and to execute, deliver and perform the Loan Documents.

    Section 5.02  Borrower's Corporate Authorization.  The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents and any borrowing hereunder or thereunder have been duly authorized by all necessary corporate action of the Borrower, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Indebtedness of the Borrower, except such as have been obtained (certified copies thereof having been delivered to the Agent), do not contravene any law, regulation, rule or order binding on it or its Articles of Incorporation or Bylaws and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower, any Subsidiary or any of their respective properties may be bound or affected.

    Section 5.03  Government Approvals, Etc.  No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by the Borrower of the Loan Documents or in connection with any of the transactions contemplated thereby, except such as have been heretofore obtained and are in full force and effect (certified copies thereof having been delivered to the Agent).

    Section 5.04  Binding Obligations, Etc.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and the other Loan Documents when duly executed and delivered will constitute, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

    Section 5.05  Litigation.  Except as reflected in the financial statements referred to in Section 5.06 or otherwise set forth on the annexed Schedule 5, there are no actions, proceedings, investigations, or claims against or affecting the Borrower or any of Borrower's Subsidiaries now pending before any court, arbitrator or Governmental Authority (nor to the knowledge of the Borrower has any thereof been threatened nor does any basis exist therefor) which if determined adversely to the Borrower or such Subsidiary would create a Material Adverse Effect.

    Section 5.06  Financial Condition.

    (a) The consolidated balance sheet of the Borrower and the Borrower's Subsidiaries as at August 29, 1999, and the related statements of income and retained earnings for the fiscal quarter then ended, copies of which have been furnished to the Agent and each Lender fairly presents the financial condition of the Borrower and the Borrower's Subsidiaries as at such date, all in accordance with generally accepted accounting principles consistently applied. The Borrower and the Borrower's Subsidiaries did not have on such date any contingent liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any favorable commitments, except as referred to or reflected or provided for in the balance sheet and in the related notes.

    (b) Since the financial statements dated August 29, 1999 of Borrower, there has been no event or circumstance which has created or would create a Material Adverse Effect.

    Section 5.07  Title and Liens.  The Borrower and the Borrower's Subsidiaries have good and marketable title to each of the properties and assets reflected in the balance sheets referred to in Section 5.06 (except such as have been since sold or otherwise disposed of in the ordinary course of business). No assets or revenues of the Borrower and Borrower's Subsidiaries are subject to any Lien except as permitted by this Agreement, disclosed in the balance sheets referred to in Section 5.06, or otherwise disclosed to the Agent in writing prior to the date of this Agreement. All properties of the Borrower and Borrower's Subsidiaries and their respective use thereof comply with applicable zoning and use restrictions and with applicable laws and regulations relating to health, safety and the environment, non-compliance with which would create a Material Adverse Effect. Without limiting the foregoing, the Borrower and the Borrower's Subsidiaries are in compliance with all laws and regulations relating to pollution and environmental control in all jurisdictions in which the Borrower and the Borrower's Subsidiaries are doing business any noncompliance with which would create a Material Adverse Effect.

    Section 5.08  Taxes.  The Borrower and the Borrower's Subsidiaries have filed all tax returns and reports required of them, have paid all taxes which are due and payable, and have provided adequate reserves for payment of any tax whose payment is being contested. The charges, accruals and reserves on the books of the Borrower and the Borrower's Subsidiaries in respect of taxes for all fiscal periods to date are accurate. There are no questions or disputes between the Borrower or any of Borrower's Subsidiaries and any Governmental Authority with respect to any taxes which would create a Material Adverse Effect, except as disclosed in the balance sheets referred to in Section 5.06 or otherwise disclosed to the Agent in writing prior to the date of this Agreement.

    Section 5.09  Pari Passu Ranking.  The obligations of the Borrower to pay the principal of and interest on any Loan and all other amounts payable hereunder rank at least pari passu both as to payment and as to security with all other Indebtedness of the Borrower now existing or hereafter incurred (except as to security, for Indebtedness secured by Liens permitted pursuant to Section 7.04).

    Section 5.10  Laws, Orders; Agreements.  Neither the Borrower nor any Subsidiary is in violation of or subject to any contingent liability on account of any laws, statutes, rules, regulations and orders of any Governmental Authority, except as set forth in Schedule 5. Neither the Borrower nor any Subsidiary is in material breach of or default under any agreement to which it is a party or which is binding on it or any of its assets.

    Section 5.11  Federal Reserve Regulations.  Not more than twenty-five percent (25%) of the value of the Borrower's or any of Borrower's Subsidiaries' assets consist of margin stock and neither the Borrower nor any of the Borrower's Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Federal Reserve Regulation U), and no part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any other purpose that violates the applicable provisions of any Federal Reserve Regulation. The Borrower will furnish to the Agent on request by the Agent or any Lender a statement conforming with the requirements of Regulation U.

    Section 5.12  ERISA.

    (a) The present value of all benefits vested under all Pension Plans did not, as of the most recent valuation date of such Pension Plans, exceed the value of the asset of the Pension Plans allocable to such vested benefits by an amount which would represent a potential material liability of the Borrower or any of the Borrower's Subsidiaries or affect materially the ability of the Borrower to perform the Loan Documents to which it is a party.

    (b) No Plan or trust created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which could subject such Plan or any other Plan, any trust created thereunder, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust to the tax or penalty an prohibited transactions imposed by Section 502 of ERISA or Section 4975 of the Code.

    (c) No Pension Plan or trust has been terminated, except in accordance with the Code, ERISA, and the regulations of the Internal Revenue Service and the PBGC as applicable to solvent plans in which benefits of participants are fully protected. No "reportable event" as defined in Section 4043 of ERISA has occurred for which notice has not been waived or for which alternative notice procedures are permitted.

    (d) No Pension Plan or trust created thereunder has incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived, since the effective date of ERISA.

    (e) The required allocations and contributions to Pension Plans will not violate Section 415 of the Code.

    (f)  Neither the Borrower nor any ERISA Affiliate has any withdrawal liability to any trust created pursuant to a multi-employer pension or benefit plan nor would be subject to any such withdrawal liability in excess of One Million Dollars ($1,000,000) if it withdrew from any such plan or if its participation therein were otherwise terminated.

    Section 5.13  Subsidiaries.  In respect of Borrower's Subsidiaries, Schedule 5 to this Agreement accurately sets forth as of the date of this Agreement the authorized capitalization of each such Subsidiary, the number of shares of each class of capital stock issued and outstanding of each Subsidiary, and the number and percentage of outstanding shares of each such class of capital stock owned by the Borrower or by any other such Subsidiary. The outstanding shares of each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. The Borrower and each such Subsidiary owns beneficially and of record and has good title to all the shares it is listed as owning on Schedule 5, free and clear of any Lien.

    Section 5.14  Patents, Licenses, Franchises.  The Borrower and each of Borrower's Subsidiaries owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and rights with respect to the foregoing necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others except as disclosed in writing to the Agent prior to the date of this Agreement and except to the extent that the failure to own or possess any such property or rights does not and will not create a Material Adverse Effect.

    Section 5.15  Not Investment Company, Etc.  Borrower is not, and after the application by Borrower of the proceeds of any Loan made hereunder, Borrower will not be, subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any federal or state statute or regulation limiting its ability to incur Indebtedness.

    Section 5.16  Representations as a Whole.  This Agreement, the other Loan Documents, the financial statements referred to in Section 5.06, and all other instruments, documents, certificates and statements furnished to the Agent or any Lender by the Borrower, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein not misleading. The Borrower has disclosed to the Lender in writing any and all facts which would create a Material Adverse Effect.

ARTICLE VI
AFFIRMATIVE COVENANTS

    So long as any Lender shall have any Commitment hereunder and, until payment in full of each Loan, the Committed Loan Notes and the Competitive Bid Loan Notes, and performance of all other obligations of the Borrower under this Agreement and the other Loan Documents, the Borrower agrees to do all of the following unless the Agent (with the consent of the Majority Lenders) shall otherwise consent in writing.

    Section 6.01  Use of Proceeds.  The Borrower shall use the proceeds of the Loans for general corporate purposes.

    Section 6.02  Payment.  The Borrower will pay the principal of and interest on the Loans in accordance with the terms of this Agreement, the Committed Loan Notes and the Competitive Bid Loan Notes and will pay when due all other amounts payable by Borrower hereunder and under any other Loan Document.

    Section 6.03  Preservation of Corporate Existence, Etc.  Except in connection with a merger not otherwise prohibited under Section 7.02, the Borrower will preserve and maintain, and will cause each of Borrower's Subsidiaries to preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation and will qualify and remain qualified (and will cause each Subsidiary to quality and remain qualified) as a foreign corporation in each jurisdiction where such qualification is necessary in view of its business and operations or the ownership of its properties.

    Section 6.04  Visitation Rights.  At any reasonable time, and from time to time, the Borrower will permit and will cause each of Borrower's Subsidiaries to permit the Agent or any Lender to examine and make copies of and abstracts from the records and books of account of and to visit the properties of the Borrower and such Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and such Subsidiaries with any of their respective officers, directors or employees.

    Section 6.05  Keeping of Books and Records.  The Borrower will keep adequate records and-books of account in which complete entries will be made, in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Borrower or its Subsidiaries, as the case may be.

    Section 6.06  Maintenance of Property, Etc.  The Borrower will maintain and preserve and will cause each of Borrower's Subsidiaries to maintain and preserve all of its properties in good working order and condition, ordinary wear and tear excepted, and will from time to time make (and cause each Subsidiary to make) all needed repairs, renewals, or replacements so that the efficiency of such properties shall be fully maintained and preserved.

    Section 6.07  Compliance With Laws, Etc.

    (a) The Borrower will comply and will cause each of Borrower's Subsidiaries to comply in all material respects with all laws, regulations, rules, and orders of Governmental Authorities, except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and with provision having been made to the satisfaction of the Agent for the payment of any fines, charges, penalties or other costs in respect thereof in the event the contest is determined adversely to the Borrower or any Subsidiary.

    (b) The Borrower will, and will cause each of the Borrower's Subsidiaries to conduct its operations and keep and maintain its property in compliance with all Environmental Laws, the non-compliance with which would create a Material Adverse Effect.

    Section 6.08  Compliance with ERISA.  The Borrower will, and will cause, each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

    Section 6.09  Other Obligations.  The Borrower will pay and discharge and will cause each of Borrower's Subsidiaries to pay and discharge before the same shall become delinquent all Indebtedness, taxes, and other obligations for which the Borrower or Subsidiary is liable or to which its income or property is subject and all claims for labor and materials or supplies which, if unpaid, might become by law a Lien upon assets of the Borrower or any Subsidiary, except (a) any thereof whose validity or amount is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and with provision having been made to the satisfaction of the Agent for the payment thereof in the event the contest is determined adversely to the Borrower or any Subsidiary; and (b) any trade payables, arising from the purchase of inventory, which are paid in accordance with industry practice and prior to the time any collection proceeding is commenced by any vendor.

    Section 6.10  Insurance.  The Borrower will keep in force and will cause each of the Borrower's Subsidiaries to keep in force upon all of its properties and operation policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry and as shall be reasonably satisfactory to the Agent. From time to time, on request, the Borrower will furnish to the Agent Certificates of insurance or duplicate policies evidencing such coverage.

    Section 6.11  Financial Information.  The Borrower will deliver to the Lenders (a) as soon as available and in any event within one hundred five (105) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related statements of revenue and expenses, statements of shareholder's equity and statements of cash flow for such year, accompanied by the audit report thereof by independent certified public accountants selected by the Borrower and approved by the Agent (which report shall be prepared in accordance with generally accepted accounting principles consistently applied and shall not he qualified by reason of restricted or limited examination of any material portion of the Borrower's (or any Subsidiary's) records and shall contain no disclaimer of opinion); (b) as soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of the Borrower, the unaudited consolidated balance sheet and statement of revenues and expenses, statement of shareholder's equity and statement of cash flow of the Borrower and its Subsidiaries as of the end of such fiscal quarter (including the fiscal year to the end to such fiscal quarter), accompanied by an Officer's Certificate substantially in the form of attached Exhibit F to the effect that such unaudited balance sheet and related statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the consolidated financial position and results of operations of the Borrower and the Subsidiaries as of the end of and for such fiscal quarter; (c) within sixty (60) days after the close of each of the first three fiscal quarters of the Borrower and within one hundred five (105) days after the close of each of the Borrower's fiscal years, an Officer's Certificate substantially in the form of the attached Exhibit F stating that as of the close of such fiscal quarter no Default or Event of Default had occurred and was continuing; (d) as soon as available, all reports sent by Borrower to its shareholders and all quarterly and annual reports filed by Borrower with the Securities and Exchange Commission and each other Governmental Authority having jurisdiction over Borrower; and (e) all other statements, reports and other information as the Agent or any Lender may reasonably request concerning the financial condition and business affairs of the Borrower or any of Borrower's Subsidiaries.

    Section 6.12  Notification.  Promptly after learning thereof, the Borrower will notify the Lenders of (a) the details of any action, proceeding, investigation or claim against or affecting the Borrower or any of Borrower's Subsidiaries, instituted before any court, arbitrator or Governmental Authority or, to the Borrower's knowledge threatened to be instituted, which, if determined adversely would create a Material Adverse Effect; (b) any substantial dispute between the Borrower or any Subsidiary and any Governmental Authority; (c) any labor controversy which has resulted in or, to the Borrower's knowledge, threatens to result in a strike which would create a Material Adverse Effect; (d) if the Borrower or any member of the Controlled Group gives or is required to give notice to the PBGC of any "reportable event" (as defined in subsections (b)(1), (2), (5) or (6) of § 4043 of ERISA) with respect to any Plan (or the Internal Revenue Service gives notice to the PBGC of any "reportable event" as defined in subsection (c)(2) of § 4043 of ERISA and Borrower obtains knowledge thereof) which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, the notice of such reportable event given or required to be given to the PBGC; (e) any change in the rating assigned to Borrower's senior unsecured debt by Standard & Poor's Corporation or Moody's Investor Service or any failure by Borrower to have its senior unsecured debt rated by at least one such rating agency; and (f) the occurrence of any Default or Event of Default.

    Section 6.13  Additional Payments; Additional Acts.  From time to time and upon demand by the Agent, the Borrower will (a) pay or reimburse Agent and the Lenders for all Taxes imposed on this Agreement and any other Loan Document and for all expenses including out-of-pocket legal fees and allocated charges of internal legal counsel incurred in connection with the enforcement by judicial proceedings or otherwise of any of the rights of the Agent or the Lenders under this Agreement or any other Loan Document; (b) pay or reimburse Agent for all expenses, including legal fees, actually incurred by the Agent in connection with the preparation of this Agreement and the other Loan Documents and the making of any Loan; (c) obtain and promptly furnish to the Agent evidence of all such Government Approvals as may be required to enable Borrower to comply with its respective obligations under the Loan Documents; and (d) execute and deliver all such other instruments and perform all such other acts as the Agent or any Lender may reasonably request to carry out the transactions contemplated by this Agreement and the other Loan Documents.

    Section 6.14  Debt to Capitalization Ratio.  The Borrower (together with Borrower's Subsidiaries) shall maintain at all times on a consolidated basis a ratio of Total Debt to Capitalization which is equal to or less than 0.55 to 1.0. As used herein, "Total Debt" means all Indebtedness for borrowed money of the Borrower and Borrower's Subsidiaries (including subordinated and convertible debt and commercial paper) and all Indebtedness or liability for borrowed money or for the deferred purchase price of property or services for which Borrower or any Subsidiary is contingently or directly liable as obligor, guarantor, partner, joint venturer or otherwise, or in respect of which Borrower or any Subsidiary otherwise assures a creditor against loss. As used herein, "Capitalization" means the sum of Total Debt and the Borrower's shareholders' equity.

    Section 6.15  Fixed Charge Coverage.  The Borrower (together with Borrower's Subsidiaries) shall maintain at all times on a consolidated basis a ratio of Consolidated Net Earnings to Consolidated Fixed Charges of at least 3.0 to 1.0. As used herein, "Consolidated Net Earnings" means, for any period of four (4) consecutive fiscal quarters, Consolidated Net Income before charges for interest, Taxes and operating lease expense. As used herein, "Consolidated Fixed Charges" means the sum of (a) obligations payable during such period of four (4) consecutive fiscal quarters for interest on Indebtedness of the Borrower and the Borrower's Subsidiaries and (b) operating lease expense of the Borrower and the Borrower's Subsidiaries payable during such period.

ARTICLE VII
NEGATIVE COVENANTS

    So long as any Lender shall have any Commitment hereunder and until payment in full of each Loan, the Committed Loan Notes and the Competitive Bid Loan Notes and performance of all other obligations of the Borrower under this Agreement and the other Loan Documents, the Borrower agrees that it will not do any of the following unless the Agent (with the consent of the Majority Lenders) shall otherwise consent in writing.

    Section 7.01  Dividends.  The Borrower shall not (a) declare or pay any dividend (except dividends payable in its capital stock) on any share of any class of its capital stock nor (b) apply any assets to the purchase, redemption or other retirement of, or set aside any sum for the payment of any dividends on or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of any shares of any capital stock of Borrower, if the amount of such dividend or other distribution, together with all other dividends paid or declared during the same fiscal year and all other such distributions made during such fiscal year, would exceed One Hundred Percent (100%) of the Consolidated Net Income of the Borrower and its consolidated Subsidiaries on a trailing four quarter basis.

    Section 7.02  Liquidation, Merger, Sale of Assets.  The Borrower shall not and shall not permit any of Borrower's Subsidiaries to merge or to liquidate, dissolve or enter into any consolidation, joint venture, partnership or other combination nor sell, lease or dispose of all or any portion of the Borrower's or any Subsidiary's assets, excluding any swap agreements (as defined in 11 U.S.C. §101) of the Borrower or any of the Borrower's Subsidiaries, except for (a) a merger of such a Subsidiary with the Borrower or another such Subsidiary, (b) a merger of the Borrower or one of its Subsidiaries if no Default or Event of Default has occurred or will occur as a result of the merger and (i) the Borrower or such Subsidiary is the surviving corporation or (ii) in a merger involving a Subsidiary of the Borrower, a third party entity is the surviving corporation so long as that third party entity is a wholly-owned Subsidiary of Borrower upon effectiveness of the merger (and so long as such third party entity assumes in writing all obligations and assumptions of the non-surviving Subsidiary under the terms of this Agreement), (c) a sale of goods in the ordinary course of business, (d) a sale, lease or other disposition of assets by a Subsidiary of the Borrower to the Borrower or to another Subsidiary, (e) any joint venture in which investment is permitted under Section 7.05, or (f) any other sale, lease or other disposition of assets by the Borrower or a Subsidiary of the Borrower if the aggregate net book value of such assets and of all other assets sold, leased or otherwise disposed of by the Borrower and Subsidiaries during the immediately preceding twelve (12) month period (excepting sales permitted under clause (c) or (d) of this Section 7.02) does not exceed ten percent (10%) of the aggregate book value of the assets of the Borrower and its consolidated Subsidiaries at the close of the fiscal quarter last ended on the date of calculation.

    Section 7.03  Guaranties, Etc.  The Borrower shall not and shall not permit any of Borrower's Subsidiaries to assume, guaranty, endorse or otherwise become directly or contingently liable for, nor obligated to purchase, pay or provide funds for payment of, any obligation or Indebtedness of any other Person, except: (a) guaranties of any direct obligations of Borrower's Subsidiaries; and (b) other guaranties of obligations or Indebtedness which in the aggregate for the Borrower and the Borrower's Subsidiaries does not exceed at any one time the sum of One Hundred Million Dollars ($100,000,000).

    Section 7.04  Liens.  The Borrower shall not create, assume or suffer to exist and shall not permit any of the Borrower's Subsidiaries to create, assume or suffer to exist any Lien on any of the Borrower's or Subsidiary's assets, except (a) existing Liens reflected in the balance sheets referred to in Section 5.06 or otherwise previously disclosed to the Agent in writing, (b) purchase-money security interests in inventory which have been perfected under the Uniform Commercial Code and which secure Indebtedness not exceeding in the aggregate for Borrower and all Subsidiaries, Fifty Million Dollars ($50,000,000) at any time, (c) purchase-money security interests in new equipment which are limited to such equipment, (d) Liens on real property which, together with other such Liens then existing, secure Indebtedness which does not in the aggregate for Borrower and all Subsidiaries exceed Three Hundred Million Dollars ($300,000, 000) at any time, and (e) Liens on inventory owned by Costco U.K. Ltd. to secure a working capital line of credit in favor of such subsidiary not to exceed Forty Million Dollars ($40,000,000) at any one time outstanding.

    Section 7.05  Investments.  The Borrower shall not, and shall cause Borrower's Subsidiaries not to, make any loan or advance to any person or purchase or otherwise acquire the capital stock, shares, voting trust certificates, bonds, debentures, notes or instruments or other securities or evidences of Indebtedness or obligations of or any interest in or make any capital contribution to, any person in excess of Twenty Million Dollars ($20,000,000) in any one case or, in the aggregate, at any one time, in an amount more than five percent (5%) or, in the aggregate book value of the assets of the Borrower and its consolidated Subsidiaries at the close of the fiscal quarter last ended on the date of calculation, except (a) time deposits maturing within one year at commercial banks organized, or licensed to conduct a banking business under the laws of the United States of America or any state thereof having capital, surplus and undivided profits of not less than One Hundred Million Dollars ($100,000,000); (b) marketable general obligations of the United States or a state thereof or marketable obligations fully guaranteed by the United States; (c) short-term commercial paper with a rating of not less than A2 from Standard & Poor's Corporation and P2 from Moody's Investors Service, Inc. or R1 (low) from

Dominion Bond Rating Service; (d) loans or advances by Borrower to its Subsidiaries; (e) loans or advances by and between any of its Subsidiaries and (f) those investments described on Schedule 7.

    Section 7.06  Accounting Change.  The Borrower shall maintain a fiscal year ending on the Sunday closest to the last day in August and shall not make any significant change in accounting policies or reporting practices other than changes suggested or required by generally accepted accounting principles or otherwise required by law.

    Section 7.07  ERISA Compliance.  Neither Borrower nor any member of the Controlled Group nor any Plan of any of them will (a) engage in any "prohibited transaction" (as such term is defined in § 406 of ERISA or § 4975 of the Internal Revenue Code); (b) incur any "accumulated funding deficiency" (as such term is defined in § 302 of ERISA) whether or not waived; (c) terminate any Pension Plan in a manner which could result in the imposition of a Lien on any Property of Borrower or any member of the Controlled Group pursuant to § 4068 of ERISA; or (d) violate state or federal securities laws applicable to any Plan.

    Section 7.08  TPC Indebtedness.  The Borrower shall cause TPC and each Subsidiary of TPC not to create, incur or become liable for any Indebtedness except (a) existing Indebtedness reflected on the balance sheets referred to in Section 5.06 together with any renewal or extension of such Indebtedness or any portion thereof to a date on or before the Maturity Date; (b) current accounts payable or accrued, incurred by TPC or any of its Subsidiaries in the ordinary course of their respective businesses; (c) aggregate Indebtedness of TPC and its Subsidiaries not exceeding at any time fifteen percent (15%) of the consolidated assets of the Borrower; and (d) Indebtedness owing by TPC or any of its Subsidiaries to the Borrower.

    Section 7.09  TPC Dividends.  The Borrower shall not, and shall cause TPC, not to enter into any indenture, mortgage, contract or other agreement or instrument that directly or indirectly restricts or in any way limits the ability of TPC to declare or make any Distribution to the Borrower or the Borrower's ability to receive any such Distribution. As used herein, "Distribution" shall mean (a) any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of TPC (in connection with a reclassification of such stock or otherwise), and (b) any repurchase, redemption or other acquisition for value by TPC of any shares of its capital stock or any warrants, rights or options to acquire such shares.

ARTICLE VIII
EVENTS OF DEFAULT

    Section 8.01  Events of Default.  The occurrence of any of the following events shall constitute an "Event of Default" hereunder.

    (a) Loan Payment Default. The Borrower shall fail to pay when due any amount of principal of or interest on or fees relating to any Loan; or

    (b) Other Payment Default. The Borrower shall fail to pay any amount payable by it hereunder or under any Loan Documents (other than amounts referred to in Section 7.01(a)) and such failure shall remain unremedied for ten (10) days; or

    (c) Breach of Warranty. Any representation or warranty made or deemed made by the Borrower under or in connection with this Agreement, the other Loan Documents, or other statements executed in connection herewith or therewith shall prove to have been incorrect in any material respect when made or deemed made; or

    (d) Breach of Certain Covenants. The Borrower shall fail to perform or observe any covenant set forth in sections 6.12(f), 6.13, 6.14, 6.15, 7.01, 7.02, 7.03, 7.06, 7.07, 7.08 or 7.09 hereof; or

    (e) Breach of Other Covenants. The Borrower shall fail to perform or observe any other covenant, obligation or term of this Agreement and such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Agent; or

    (f)  Cross-default. An "Event of Default" (as such term is defined in that certain Extended Revolving Credit Agreement executed by and among the Agent, the Borrower and the lenders party thereto as of November 15, 2000) shall have occurred and be continuing or the Borrower, or any of the Borrower's Subsidiaries shall fail (i) to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness for borrowed monies or any swap agreement (as defined in 11 U.S.C. §101) of the Borrower or any of the Borrower's Subsidiaries with any Lender, or any interest or premium thereon and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness for borrowed monies, or any swap agreement (as defined in 11 U.S.C. §101) of the Borrower or any of the Borrower's Subsidiaries with any Lender, or (ii) to perform any term or covenant on its part to be performed under any agreement or instrument relating to any such Indebtedness for borrowed monies and required to be performed and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the affect of such failure to perform is to accelerate or to permit the acceleration of the maturity of such Indebtedness; or

    (g) Prepayment. Any Indebtedness for borrowed monies of the Borrower or any of Borrower's Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by regularly scheduled required prepayment) prior to the stated maturity thereof; or

    (h) Voluntary Bankruptcy, Etc. The Borrower or any of Borrower's Subsidiaries shall: (i) file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert a petition filed against it seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended; or (ii) file such petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency, or other similar law of the United States of America or any state thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

    (i)  Involuntary Bankruptcy, Etc. An order for relief shall be entered against the Borrower or any of Borrower's Subsidiaries under Title 11 of the United States Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed adjudging the Borrower or any of Borrower's Subsidiaries a bankrupt or insolvent under, or ordering relief against it under, or approving as properly filed a petition seeking relief against it under the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States of America or any state thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations, or any arrangement, composition, extension or adjustment with creditors, or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of the Borrower or any Subsidiary or of any substantial part of its property, or ordering the reorganization, winding-up or liquidation of its affairs, or upon the expiration of sixty (60) days after the filing of any involuntary petition against the Borrower or any of Borrower's Subsidiaries seeking any of the relief specified in Section 8.01(h) or this Section 8.01(i) without the petition being dismissed prior to that time; or

    (j)  Insolvency, Etc. The Borrower or any of Borrower's Subsidiaries shall (i) make a general assignment for the benefit of its creditors or (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, or custodian of all or a substantial part of the property of the Borrower or any Subsidiary, or (iii) admit its insolvency or inability to pay its debts generally as they become due, or (iv) fail generally to pay its debts as they become due, or (v) take any action (or suffer any action to be taken by its directors or shareholders) looking to the dissolution or liquidation of the Borrower or any of Borrower's Subsidiaries; or

    (k) ERISA. The Borrower or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of Five Hundred Thousand Dollars ($500,000) which it shall have become liable to pay to the PBGC or to a Plan under Section 515 of ERISA or Title IV of ERISA; or notice of intent to terminate a Plan or Plans (other than a multi-employer plan, as defined in Section 4001(3) of ERISA), having aggregate Unfunded Vested Liabilities in excess of Five Hundred Thousand Dollars ($500,000) shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate any such Plan or Plans; or

    (l)  Judgment. A final judgment or order for the payment of money in excess of Fifty Million Dollars ($50,000,000) (which judgment or order is not covered by insurance from a responsible, solvent insurance company that is not disputing coverage or otherwise denying its liability with respect thereto) or its equivalent in another currency shall be rendered against the Borrower or any of Borrower's Subsidiaries and such judgment or order is not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgment or order is not discharged prior to the expiration of any such stay; or

    (m) Change of Control. Any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of thirty percent (30%) or more of the outstanding shares of common stock of the Borrower; or, individuals who have become directors of the Borrower within any two (2) year period (other than by reelection to a successive term) shall constitute a majority of the board of directors of the Borrower.

    (n) Loan Documents. Any Loan Document shall fail to remain in full force or effect or any action shall be taken by the Borrower to assert the invalidity or unenforceability of any Loan Document or the Borrower shall deny that it has any liability under any Loan Document, or shall give notice to such effect.

    Section 8.02  Consequences of Default.  It any of the Events of Default described in Section 8.01(h) or Section 8.01(i) shall occur, the Total Commitment and the Lenders' respective commitments shall immediately terminate, the principal of and the interest on the Loans and all other sums payable by Borrower hereunder and under the Committed Loan Notes and Competitive Bid Loan Notes shall become immediately due and payable all without protest, presentment, notice or demand, all of which the Borrower expressly waives. If any other Event of Default shall occur and be continuing, then in any such case and at any time thereafter so long as any such Event of Default shall be continuing, the Agent shall at the request, or may with the consent, of the Majority Lenders immediately terminate the Total Commitment and the Lenders' respective Commitments and, if Loans shall have been made, the Agent shall at the request, or may with the consent, of the Majority Lenders declare the principal of and the interest on the Loans, the Committed Loan Notes and the Competitive Bid Loan Notes and all other sums payable by the Borrower hereunder or thereunder to be immediately due and payable, whereupon the same shall become immediately due and payable all without protest, presentment, notice, or demand, all of which the Borrower expressly waives. If any Lender of a Competitive Bid Loan shall suffer an Event of Default under subsection 8.01(a) due to the Borrower's failure to pay any amount of principal on or interest of any Competitive Bid Loan made by such Lender, such Lender may send a written request to the Agent to obtain approval of the Majority Lenders to terminate the Total Commitment and the Lenders' respective Commitments, to declare the principal of and the interest on the Loans, the Committed Loan Notes and the Competitive Bid Loan Notes and all other sums payable by the Borrower hereunder or thereunder to become immediately due and payable and, if such approval is not obtained within ten (10) Business Days after the date such request is received, the affected Lender may elect to accelerate the Competitive Bid Loan in default and may exercise remedies in respect of such Competitive Bid Loan by any and all legal means.

ARTICLE IX
THE AGENT

    Section 9.01  Appointment and Authorization of The Agent.  Each Lender hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

    Section 9.02  Delegation of Duties.  The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

    Section 9.03  Liability of The Agent.  None of the Agent Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower's Subsidiaries or Affiliates.

    Section 9.04  Reliance by the Agent.

    (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders or all Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of Lenders.

    (b) For purposes of determining compliance with the conditions specified in Section 4.02, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

    Section 9.05  Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of Lenders, unless the Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Agent will notify Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Lenders in accordance with Section 8; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

    Section 9.06  Credit Decision; Disclosure of Information by the Agent.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including with limitation, whether Agent-Related Persons have disclosed material information in their possession. Each Lender, including any Lender by assignment, represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to Lenders by the Agent herein, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Subsidiaries which may come into the possession of any of Agent-Related Persons.

    Section 9.07  Indemnification of the Agent.  Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting any obligation of Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including, without limitation, all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all obligations under the Loan Documents and the resignation or replacement of the Agent.

    Section 9.08  The Agent in Individual Capacity.  Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates as though Bank of America were not the Agent hereunder and without notice to or consent of Lenders. Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent.

    Section 9.09  Successor To The Agent.  The Agent may, and at the request of the Majority Lenders shall, resign as the Agent upon 30 days notice to Lenders. If the Agent resigns under this Agreement, the Majority Lenders shall appoint from among Lenders a successor administrative agent for Lenders which successor administrative agent shall be approved by Borrower. If no successor administrative agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with Lenders and Borrower, a successor administrative agent from among Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "the Agent" shall mean such successor administrative agent and the retiring Agent's appointment, powers and duties as the Agent shall be terminated. After any retiring Agent's resignation hereunder as the Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor administrative agent has accepted appointment as the Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.

    Section 9.10  Documentation Agent; Syndication Agent.  None of the Lenders identified on the facing page or signature pages of this Agreement as a "Documentation Agent" or "Syndication Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of Lenders so identified as a "Documentation Agent" or "Syndication Agent" shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X
MISCELLANEOUS

    Section 10.01  No Waiver; Remedies Cumulative.  No failure by the Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The exercise of any right, power, or remedy shall in no event constitute a cure or waiver of any Event of Default under this Agreement or any other Loan Document nor prejudice the rights of the Agent or any Lender in the exercise of any right hereunder or thereunder. The rights and remedies provided herein and therein are cumulative and not exclusive of any right or remedy provided by law.

    Section 10.02  Governing Law.  This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of Washington, U.S.A.

    Section 10.03  Consent to Jurisdiction.  The Borrower hereby irrevocably submits to the nonexclusive jurisdiction of any state or federal court sitting in Seattle, King County, Washington, in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement or any other Loan Document and irrevocably waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in any such action or proceeding in any such forum, and hereby further irrevocably waives any claim that any such forum is an inconvenient forum. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit oil the judgment or in any other manner provided by law. Nothing in this Section 10.03 shall impair the right of the Agent or any other Lender or the holder at any Committed Loan Note or Competitive Bid Loan Note to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction, and the Borrower irrevocably submits to the nonexclusive jurisdiction of the appropriate courts of the jurisdiction in which the Borrower is incorporated or sitting in any place where property or an office of the Borrower is located.

    Section 10.04  Notices.  All notices and other communications provided for in this Agreement shall he in writing or (unless otherwise specified) by telex, facsimile transmission, telegram or cable and shall be mailed (with first class postage prepaid) or sent or delivered to each party at the address set forth under its name on Schedule 6 hereof, or at such other address as shall be designated by such party in a written notice to each other Party. Except as otherwise specified all notices sent by mail, it duly given, shall be effective three (3) Business Days after deposit into the mails, all notices sent by a nationally recognized overnight courier service, if duly given, shall be effective one (1) Business Day after delivery to such courier service, and all other notices and communications if duly given or made shall be effective upon receipt.

    Section 10.05  Assignment and Participations.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that the Borrower may not assign or otherwise transfer all or any part of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Agent and all the Lenders, and any such assignment or transfer purported to be made without such consent shall be ineffective. Any Lender may at any time (a) sell to any entity participation interests in its Competitive Bid Loans; or (b) sell to any Eligible Assignee participation interests in its Committed Loans and Commitment. Such sales may be made without the consent of the Agent, any other Lender or the Borrower provided, however, (a) that the selling Lender shall have provided the Borrower with prior written notice of the sale of any participation interest in any Committed Loan or in such Lender's Commitment; and (b) that the selling Lender retains the right to vote as a Lender hereunder in respect of the interest sold without being bound to obtain the consent of its participant or to exercise its rights in accordance with instructions received from its participant (except that the participant's consent can be required for proposed changes to the timing, rate or amount of principal payments or changes to the timing, rate or amount of payments of interest or fees). Any Lender may pledge or assign all or any part of its interest under the Loan Documents for security purposes to any Federal Reserve Bank. Any Lender may assign or otherwise transfer all or any part of its interest under the Loan Documents (y) without the consent of the Agent, any other Lender, or the Borrower to any of the assigning Lender's Affiliates or to any other Lender or any Eligible Assignee; or (z) with the prior written consent of the Agent and if no Event of Default shall have occurred and be continuing, the Borrower (such consents not to be unreasonably withheld or delayed), but without the consent of the other Lenders, to any other Person provided, however, that in either case no such assignment (as distinguished from the sale of a participation) (i) shall be made in an amount less than Ten Million Dollars ($10,000,000) nor (ii) shall be made if after giving effect to such assignment the aggregate amount of the Loans and unused Commitment of the assigning Lender would be less than Ten Million Dollars ($10,000,000) and provided, further, that in connection with any assignment (as distinguished from the sale of a participation) the assigning Lender shall pay to Agent a fee of Three Thousand Five Hundred Dollars ($3,500) for each proposed assignee. The assignee of any permitted sale or assignment (including assignments for security and sales of participations) shall have the same rights and benefits against the Borrower and otherwise under the Loan Documents (excepting however, in the case of sales of participations, the right to grant or withhold consents or otherwise vote in respect thereof) including the right of setoff, and in the case of any outright assignment (as distinguished from an assignment for security or the sale of a participation) the same obligations in respect thereof, as if such assignee were an original Lender. Unless an Event of Default shall have occurred and be continuing, each Lender agrees that without the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) it will not disclose to any prospective participant or assignee any nonpublic financial information concerning the Borrower or any Subsidiary which was furnished to such Lender pursuant to this Agreement. Except to the extent otherwise required by the context of this Agreement, the word "Lender" where used in this Agreement shall mean and include any holder of a Note originally issued to a Lender hereunder, and each such holder shall be bound by and have the benefits of this Agreement the same as if such holder had been a signatory hereto. Any outright assignment of a Lender's interest hereunder to another Lender (other than an assignment of a Competitive Bid Loan) made in conformance with the terms of this Section 10.05 shall result in a corresponding adjustment to the selling and purchasing Lenders' Percentage Interests. As used herein, "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States of America; and (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a subsidiary of a Lender, (B) a Subsidiary of a Person of which a Lender is a Subsidiary, or (C) a Person of which a Lender is a Subsidiary.

    Section 10.06  Borrower's Indemnity.  The Borrower agrees to indemnify, save and hold harmless Agent-Related Persons and each Lender and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (a) any and all claims, demands, actions or causes of action if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of the Borrower, its Affiliates or any of their officers, directors or stockholders relating to the Commitments, the use or contemplated use of proceeds of any Loan, or the relationship of the Borrower and the Lenders under this Agreement; (b) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) above; and (c) any and all liabilities, losses, costs or expenses (including all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action thereto, including those liabilities caused by an Indemnitee's own negligence (all the foregoing, collectively, the "Indemnified Liabilities"); provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee.

    Section 10.07  Attorney Costs, Expenses and Taxes.  Except as otherwise stated in Section 3.08. Borrower agrees (a) to pay or reimburse Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of the Loan Documents, and the development, preparation, negotiation and execution of any amendment, waiver, consent, supplement or modification to, any Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel, (b) to pay or reimburse Agent and each Lender for all costs and expenses incurred in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement, or preservation of any rights under any Loan Documents, and any other documents prepared in connection herewith or therewith, or in connection with any refinancing, or restructuring of any such documents in the nature of a "workout" or of any insolvency or bankruptcy proceeding, including, without limitation, all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Agent and the cost of independent public accountants and other outside experts retained by Agent or any Lender. Such costs and expenses shall also include administrative costs of Agent reasonably attributable to the administration of the Loan Documents. Any amount payable by Borrower under this Section shall bear interest from the second Business Day following the date of demand for payment at the default rate referred to in Section 2.09(a), unless waived by Agent. The agreements in this Section shall survive repayment of all other obligations under the Loan Documents.

    Section 10.08  Severability.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

    Section 10.09  Survival.  The representations, warranties and indemnities of the Borrower in favor of the Agent and the Lenders and the representations, warranties and indemnities of the Lenders in favor of the Agent shall survive indefinitely and, without limiting the foregoing, shall survive the execution and delivery of this Agreement and the other Loan Documents, the making of any Loan, the expiration of the Total Commitment and the repayment of all Loans and other amounts due hereunder.

    Section 10.10  Conditions Not Fulfilled.  If the Commitments are not borrowed or Competitive Bid Loans are not made owing to nonfulfillment of any condition precedent specified in Article IV, no party hereto shall be responsible to any other party for any damage or loss by reason thereof, except that the Borrower shall in any event be liable to pay the fees, Taxes, and expenses for which it is obligated hereunder. If for any other reason the Commitment of any Lender is not borrowed or a Competitive Bid Loan is not made, neither the Agent nor any other Lender shall be responsible to the Borrower for any damage or loss by reason thereof, nor shall any other Lender or the Borrower be excused from its performance hereunder.

    Section 10.11  Entire Agreement; Amendment.  This Agreement, together with the Exhibits and Schedules hereto and the letter agreement referred to in Section 2.14(d) hereof, comprise the entire agreement of the parties and may not be amended or modified except by written agreement of Majority Lenders, the Borrower and the Agent executed in conformance with the terms of Section 10.01 hereof; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all Lenders, effect (i) increases in Commitments of the Lenders except in compliance with Section 2.06, (ii) reductions of principal, interest or fees provided hereunder, (iii) extensions of scheduled maturities or times of payment of principal, interest or fees provided hereunder, (iv) an amendment of this Section 10.11, and (v) reductions of the percentage specified in the definition of Majority Lenders. No amendment of any provision of this Agreement relating to the Agent may be effective without the written consent of the Agent. No provision of this Agreement may be waived except in writing and then only in the specific instance and for the specific purpose for which given.

    Section 10.12  Waiver of Jury Trial.  The parties hereto waive any right to a trial by jury in any action or proceeding to enforce or defend any rights under or relating to this Agreement or any other Loan Document, or any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith or therewith or arising from any relationship existing in connection with this Agreement or any other Loan Document, and agree that (a) any such action or proceeding shall be tried before a court and not before a jury and (b) any party hereto may file an original counterpart or copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their respective rights to a trial by jury.

    Section 10.13  Headings.  The headings of the various provisions of this Agreement are for convenience of reference only, do not constitute a part hereof, and shall not affect the meaning or construction of any provision hereof.

    Section 10.14  Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same Agreement.

    ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FOREBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized as of the date first above written.

BORROWER:
COSTCO WHOLESALE CORPORATION
By
Its:
By
Its:

G–1

ADMINISTRATIVE AGENT:
BANK OF AMERICA, N.A.
By
Its:
By
Its:
LENDERS:
BANK OF AMERICA, N.A.
By
Its:
By
Its:

G–2

UNION BANK OF CALIFORNIA
By
Its:

G–3

FIRST UNION NATIONAL BANK
By
Its:

G–4

BANK ONE, NA
By
Its:

G–5

FLEET NATIONAL BANK
By
Its:

G–6

U.S. BANK NATIONAL ASSOCIATION
By
Its:

G–7

WELLS FARGO, N.A.
By
Its:

G–8

ABN AMRO BANK N.V.
By
Its:

G–9

BANK OF HAWAII
By
Its:

G–10

THE BANK OF NEW YORK
By
Its:

G–11

MICHIGAN NATIONAL BANK
By
Its:

G–12

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TABLE OF CONTENTS
SHORT-TERM REVOLVING CREDIT AGREEMENT
RECITALS
ARTICLE I
ARTICLE II THE LOANS
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY
ARTICLE IV CONDITIONS OF LENDING
ARTICLE V REPRESENTATIONS AND WARRANTIES
ARTICLE VI AFFIRMATIVE COVENANTS
ARTICLE VII NEGATIVE COVENANTS
ARTICLE VIII EVENTS OF DEFAULT
ARTICLE IX THE AGENT
ARTICLE X MISCELLANEOUS